CONSULTING AND ADVISORY AGREEMENT

THIS AGREEMENT made as of May 21, 2010 BETWEEN:

SILLENGER EXPLORATION CORP., a corporation duly incorporated under the laws of the State of Nevada and having its head office at 7839 – 17th Avenue, Burnaby, Province of British Columbia, V3N 1M1 (the "Company")

  OF THE FIRST PART

AND:

CAROB MANAGEMENT LTD., a body corporate duly incorporated under the laws of the Province of British Columbia, having an office at 3023 – 595 Burrard Street,  PO Box 49212, Vancouver, British Columbia, V7X 1K8;

(the "Service Provider")

 OF THE SECOND PART

WHEREAS:

A.	The Company is engaged in the business of exploring and developing resource and energy projects in Canada, Africa and other countries; and

B.	The Service Provider has the expertise and qualifications to perform certain consulting and advisory services (the “Services”) for the Company; and

C.	The Service Provider wishes to make available Greg Burnett (“Burnett”) to perform the Services; and

D.	The Company wishes to engage the Service Provider to perform the Services and the Service Provider agrees to provide the Services to the Company on the terms and conditions hereinafter set forth.

THIS AGREEMENT witnesses that the parties, intending to be legally bound, have agreed that the terms and conditions of the relationship shall be as follows:

1.0	Services

1.1           Effective May 15, 2010 (“the Effective Date”) the Company appoints Burnett as a Strategic Advisor and undertake the duties consistent with that position in the Company, and the Service Provider accepts the position, on the terms and conditions set forth in this Agreement.

1.2           The Services will be specifically defined by the board of directors of the Company and will include providing consultation and advise to the senior management of the Company in the areas of corporate structure and finance, corporate governance, compliance with applicable securities laws and reporting requirements, oversight as necessary of the Company’s accountants, auditors and legal counsel, advice as to communications/ filings with securities regulators, consultation with respect to the Company’s investor relations and public relations strategies and activities, and strategic support to the Company’s senior management team.

2.0	Term

This Agreement shall continue in effect for one year after the Effective Date, unless sooner terminated by the parties pursuant to Paragraph 10, below.

3.0	Compensation

3.1           The remuneration of the Service Provider for its services shall be at the rate of $4,000 Canadian Currency per month (the "Monthly Amount") pursuant to this contract commencing on the Effective Date. The remuneration shall be reviewed on each anniversary of this Agreement or earlier if deemed appropriate by the Company’s Compensation Committee, or if a Compensation Committee has not been assembled, by the Company’s board of directors.  The review will be undertaken by assessing the Service Provider's time commitment and performance during the year and by having regard to the market rates of remuneration paid in Canada and the United States for similar duties and responsibilities.

4.0	Expenses

It is understood and agreed that the Service Provider will incur expenses in connection with its duties under this Agreement.  The Company shall set reasonable expense and cost limits for Service Provider in connection with its duties and obligations under this Agreement.  The Company will reimburse the Service Provider for any expenses in connection with its duties and obligations under this Agreement provided that the Service Provider does not exceed the limits set by the Company and provides to the Company an itemized written account and receipts acceptable to the Company within a reasonable time after they have been incurred.  Service Provider may exceed such spending limits only upon the prior written consent of the Company.

 5.0           Independent Contractor Status

5.1 The relationship between the Company and the Service Provider is, for all purposes, one of principal and independent contractor and nothing in this Agreement will constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from that expressly stated in this Agreement.

5.2 The Service Provider agrees to remit and will be responsible for all withholding taxes, income taxes, Canada Pension Plan contributions, Employment Insurance deductions, Workers Compensation assessments and penalties, Goods and Services Taxes, Provincial Sales taxes, and any other deductions required by applicable provincial or federal statutes for the Service Provider. Further, the Service Provider is solely responsible for and will file all returns required under all applicable federal and provincial statutes, including but not limited to the Income Tax Act, the Canada Pension Plan, the Employment Insurance Act and the Workers’ Compensation Act.

5.3 Notwithstanding any other provision in this Agreement, if a competent Government authority determines that the Company is responsible for making source deductions or other payments on moneys paid to the Service Provider, the Company shall be entitled to start making such deductions and unless the parties agree otherwise, to deduct an amount equal to any source deduction or retroactive assessment together with any cost, penalties, expenses including legal fees and costs on a solicitor and own client basis incurred by the Company related to such assertions or deductions from any amount then payable by the Company to the Service Provider under this Agreement.  The Service Provider hereby agrees to indemnify the Company against any and all claims or assessments for income tax, statutory deductions, premiums or any statutory requirements regarding the payment of wages which are required to be made under statutory authority if such amounts are not recovered by the Company by way of set off as described above within 30 days after receiving a written demand for these amounts from the Company.

6.0           Authority

The Service Provider and Burnett will take instructions from the board of directors of the Company and will conform to all lawful instructions and directions given to them by the board of directors, and will obey and carry out the by-laws of the Company. The Service Provider  and Burnett will have no authority to enter into, incur, make, change, enlarge or modify any contract, liability or agreement, obligation, representations, guarantee, warranty or commitment on behalf of the Company or its affiliated companies unless expressly approved by the board of directors of the Company in the performance of the Services contemplated under this Agreement.

7.0           Quality of Performance

7.1           The Services will be performed in a competent and professional manner.  The Service Provider represents and warrants that it has all the skills and qualifications necessary to perform the Services. Burnett will commit sufficient time to the Company to ensure that he discharges his duties and performs the Services to the satisfaction of the board of directors.

7.2           The Service Provider shall observe and comply with all applicable laws, ordinances, codes and regulations of governmental agencies including Federal, Provincial, State, Municipal and local governing bodies of any country having jurisdiction over the Services or any part thereof.

7.3 The performance of this Agreement shall not breach any other agreement entered into by the Service Provider or Burnett.

7.4           The Service Provider and Burnett shall well and faithfully serve the Company and its subsidiaries and use their best efforts to promote the interests thereof and shall not disclose the private affairs or trade secrets of the Company and its subsidiaries to any person other than the directors of the Company or for any purposes other than those of the Company any information he may acquire in relation to the Company's business.

8.0           Indemnity

8.1           The Service Provider shall indemnify and save harmless the Company and any companies affiliated, associated or otherwise related to the Company and their respective agents, independent contractors, directors, officers and employees from and against any and all damages, injuries, claims, demands, actions, liability, costs and expenses (including reasonable legal fees) incurred or made against the Company arising from or connected with the Service Provider’s performance or non-performance of this Agreement or the Service Provider’s breach of any warranty, representation or covenant herein, other than claims by the Service Provider pursuant to this Agreement .

8.2           The Company shall indemnify and save harmless the Service Provider and its respective agents, independent contractors, directors, officers and employees from and against any and all damages, injuries, claims, demands, actions, liability, costs and expenses (including reasonable legal fees) incurred or made against the Service Provider arising from or connected with the Company’s performance or non-performance of this Agreement or the Company’s breach of any warranty, representation or covenant herein, other than claims by the Company pursuant to this Agreement.

9.0           Confidentiality

9.1           The Service Provider and Burnett acknowledge that as a consequence of their relationship with the Company, they have been and will continue to be given access to confidential information which may include the following types of information: financial statements and related financial information with respect to the Company, trade secrets, computer programs, certain methods of operation, procedures, improvements, systems, customer lists, supplier lists and specifications, and other private and confidential materials concerning the Company’s business (collectively “Confidential Information”). The Service Provider and Burnett agree that they will maintain any Confidential Information in strictest confidence and shall not disclose any Confidential Information to third parties during the terms of this Agreement and the termination thereof, however such termination shall occur, unless previously approved by the President of the Company in writing; unless the Service Provider or Burnett obtained the knowledge and experience used therein before entering into this Agreement with the Company.

9.2           Notwithstanding the foregoing, nothing herein shall be construed as prohibiting the Service Provider or Burnett from disclosing any Confidential Information a) which, at the time of disclosure, the Service Provider or Burnett can demonstrate either was in the public domain and generally available to the public or thereafter became a part of the public domain and generally available to the public by publication or otherwise through no act of  Service Provider or Burnett; b) which the Service Provider or Burnett can establish was independently developed by third party who developed it without the use of the Confidential Information and who did not acquire it directly or indirectly from the Service Provider or Burnett under obligation of confidence; c) which the Service Provider or Burnett can show was received by them after termination of this Agreement from a third party who did not acquire it directly or indirectly from the Company under an obligation of confidence; d) which the Service Provider or Burnett can establish was in their possession prior to entering into this Agreement; or e) to the extent that the Service Provider or Burnett can reasonably demonstrate such disclosure is required by law or in any legal proceeding, governmental investigation, or other similar proceeding.

10.0           Termination of Service

10.1           This Agreement may be terminated by the Company with or without cause, effective upon delivery of written notice to Service Provider; provided that the Company shall compensate Service Provider the compensation the Service Provider would normally earn with the Company for a sixty (60) day period at the time of termination.  Service Provider may terminate this Agreement for any reason on sixty (60) days’ written notice to the Company.

10.2           The parties understand and agree that this Agreement may be terminated by the Company, in its absolute discretion, without any notice or pay in lieu thereof, for Cause.  For the purposes of this Agreement, Cause includes the following:

(i)	any material breach of the provisions of this Agreement;
(ii)	any conduct of the Service Provider or Burnett which in the opinion of the Company, tends to bring himself or the Company into disrepute;
(iii)	the insolvency, the act of bankruptcy by the Service Provider or Burnett, or the assignment of Service Provider or Burnett’s assets for the benefit of creditors;
(iv)	conviction of the Service Provider or Burnett of a criminal offence.

Failure by the Company to rely on the provision of this paragraph in any given instance or instances, shall not constitute a precedent or be deemed a waiver.

10.3           The parties understand and agree that the giving of notice or the payment of pay in lieu of notice by the Company to the Service Provider on termination of the Service Provider's Agreement shall not prevent the Company from alleging Cause for the termination.

10.4           On termination of the Agreement, the Service Provider and Burnett shall immediately resign all offices held (including directorships if requested) in the Company and save as provided in this Agreement, the Service Provider shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of the resignation.  If the Service Provider or Burnett fail to resign as mentioned, the Company is irrevocably authorized to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to it.

11.0           Company's Property

The Service Provider acknowledges that all items of any and every nature or kind created or used by the Service Provider or Burnett pursuant to the Service Provider's service under this Agreement, or furnished by the Company to the Service Provider, and all equipment, automobiles, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of the Service Provider's service with the Company.

12.0           Assignment of Rights

The rights which accrue to the Company under this Agreement shall pass to its successors or assigns.  The rights of the Service Provider under this Agreement are not assignable or transferable in any manner.

13.0           Notices

13.1           Any notice required or permitted to be given to the Service Provider shall be sufficiently given if delivered to the Service Provider personally or if mailed by registered mail to the Service Provider's address last known to the Company or if delivered to the Service Provider via facsimile or e-mail; delivery confirmation provided.

13.2           Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company's Head Office at its address last known to the Consultant or if delivered to the Company via facsimile or e-mail; delivery confirmation provided.

14.0           Severability

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

15.0           Entire Agreement

This contract constitutes the entire agreement between the parties with respect to the  appointment of the Service Provider and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Service Provider by the Company, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement.

16.0           Modification of Agreement

Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

17.0           Headings

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

18.0           Governing law

This Agreement will be governed and construed in accordance with the laws of the State of Nevada as applied to transactions taking place wholly within Nevada between Nevada residents.  In the event of a dispute, the parties agree to mediate in good faith before a neutral third party agreeable to both parties prior to instituting any legal action other than injunctive relief, such mediation to take place in the Clark County, Nevada.  Service Provider hereby expressly consents to the exclusive personal and subject-matter jurisdiction of the state and federal courts located in the Clark County, Nevada, for any dispute arising from or related to this Agreement.

19.0	Costs, Expenses and Legal Fees in the Event of Litigation

In the event of any litigation between the parties to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party shall be entitled to recover all costs and reasonable expenses, including reasonable attorneys’ fees.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written above.

On behalf of SILLENGER EXPLORATION CORP.:

/s/John Gillespie
John Gillespie
President and Chief Executive Officer

On behalf of CAROB MANAGEMENT LTD.

/s/ Greg Burnett
Greg Burnett
President